URGENT PROXY INFORMATION...
SPARTAN(registered trademark)  CALIFORNIA INTERMEDIATE MUNICIPAL INCOME
FUND
Dear Shareholder:
We recently mailed you a letter asking you to vote on an important proposal that affects your fund. The proposal is to merge Spartan California Intermediate Municipal Income Fund (Spartan CA Intermediate) into Fidelity California Municipal Income Fund (Fidelity CA Income). You may not be aware that a vote to abstain has the same effect as a vote against a proposal. Therefore, we would like you to reconsider your vote to abstain and vote either "Yes" or "No" for the proposal.
 (small solid bullet) If you vote "YES", you will be voting in favor of the merger and expense reduction.
 (small solid bullet) If you vote "NO" or "ABSTAIN", you will be voting against the merger and expense reduction.
In making your decision, please consider the following information:
 (small solid bullet) The proposed merger will result in lower expenses.
If shareholders approve the merger, the combined fund will reduce its total expenses from 0.55% to 0.53% of average net assets, guaranteed through December 31, 1999. The Board of Trustees of Spartan CA Intermediate believes that the proposed merger is in the best interests of shareholders.
 (small solid bullet) The proposed merger is part of a wider strategy by Fidelity to reduce the number of municipal bond funds it manages. Spartan CA Intermediate is one of the smaller municipal bond funds we manage. Combining it into a larger fund will allow Fidelity to concentrate on a single, broad-based investment discipline for California investors, and deliver lower operating expenses as well. Fidelity CA Income generally invests in securities with somewhat longer maturities than Spartan CA Intermediate, and therefore, its share price may fluctuate more in response to changes in interest rates.
We ask that you take the time to vote "Yes" or "No" on this important proposal. Please reply promptly so that your vote can be counted in advance of the shareholder meeting scheduled for August 4.
Thank you for your time and careful consideration. If you would like to change your vote, you may do so via Federal Express, fax, or a simple telephone call. . D.F. King & Co. Inc., a proxy solicitation firm assisting Fidelity, may call you shortly to take your vote by telephone, if you wish.
To Vote by Federal Express
To facilitate receiving your voted proxy as quickly as possible, we have enclosed a proxy card. To cast your ballot, simply record your vote on the proxy card. You can mail your signed proxy card in the Federal Express envelope provided.
To use this return envelope, call Federal Express at 1-800-238-5355 and press "*" to arrange a pick-up. Federal Express will pick up the envelope at your location. There is no charge to you for sending the overnight package.
To Vote by Fax
Voting by fax is also quick and easy. If you would like to vote by fax, be sure to fax both the front and back of your signed proxy card. The toll-free fax number is 1-888-451-8683.
To Vote by Telephone
You also have the option of voting your shares by telephone. If you would like to vote by telephone, call D.F. King toll-free at 1-800-628-8538. After verifying your identity, D.F. King can very quickly take your vote by telephone.
REMEMBER, VOTING IS QUICK AND EASY. EVERYTHING YOU NEED IS ENCLOSED. Please accept our thanks in advance for your cooperation and prompt attention to this matter.
Sincerely,
/s/ Robert C. Pozen
Robert C. Pozen
President
Fidelity Management & Research Company